Exhibit 99.1
Goodyear Achieves Record Sales,
Highest Quarterly Net Income in 7 years
•	Net income reaches $142 million, up 274 percent

•	Sales surpass $5 billion, record for any quarter

•	Total segment operating income increases 21 percent to $330 million

•	$10 million third quarter impact from hurricanes, tire plants return to normal production levels
     AKRON, Ohio, October 27, 2005 — The Goodyear Tire & Rubber Company today reported net income of $142 million (70 cents per share), the highest quarterly result since the third quarter of 1998, reflecting record net sales and strong operating results in the company’s tire businesses.
     The quarterly results were up substantially from the prior-year period, when the company recorded net income of $38 million (20 cents per share). All per share amounts are diluted.
     Record quarterly sales of $5.0 billion were a 7 percent increase from $4.7 billion during the 2004 period. The growth in sales reflects improved pricing and product mix in each of the company’s businesses, higher volume in its international tire businesses, and the favorable impact of currency translation.
     Third quarter tire unit volume increased to 58.4 million units, compared to 57.4 million units in the 2004 period, a 1.8 percent gain.
     Third quarter total segment operating income increased 21.3 percent to $330 million.
     “All six of our business units achieved third quarter sales records, and all of our tire businesses achieved improvements in segment operating income compared to last year,” said Chairman and Chief Executive Officer Robert J. Keegan.
     “This improvement, including a second consecutive $5 billion sales quarter, is further evidence that we are executing to our plan,” he said. “Specifically, we are winning through our strategy of focusing on high margin market segments and bringing higher-margin, differentiated new products to market quickly. Our new-product focus was highlighted during the quarter by the introduction of the Goodyear Fortera featuring TripleTred technology in North America, the Dunlop Wintersport 3D in Europe, and the early European success of the Goodyear UltraGrip 7 winter tire.”
     Keegan said the strategy to focus on enhancing the company’s brand and product mix, together with increased pricing, has enabled Goodyear to offset the impact of higher raw material costs, which increased approximately $148 million compared to the third quarter of 2004.
     Goodyear’s third quarter 2005 results include after-tax charges of $10 million (5 cents per share) related to hurricanes Katrina and Rita.
     Goodyear said the effects of these hurricanes in North America principally have involved temporary reductions in production at its North American Tire facilities due to disruption in the supply of certain key raw materials. The company’s tire plants returned to normal production levels in mid October and its Beaumont, Texas chemical plant is operating at near capacity. The continuing impact of the hurricanes could result in future raw material shortages, which could cause intermittent reductions in production, although none are expected at this time.
     “I am extremely pleased with the way our Business Continuity team and our plant associates managed through the difficult circumstances surrounding Hurricane Rita,” Keegan said. “Outstanding planning and execution helped minimize the financial impact and kept our products flowing to our customers.”
     In addition to the hurricane-related charge, Goodyear’s third quarter 2005 results include an after-tax charge of $8 million (4 cents per share) for rationalizations. The quarter also included after-tax gains of $25 million (12 cents per share) related to the sale of the company’s Wingtack adhesive resins business, and $14 million (7 cents per share) from an insurance settlement.
     Third quarter 2004 results include net after-tax charges of $32 million (15 cents per share) for rationalizations and accelerated depreciation, and $9 million (4 cents per share) related to an accounting investigation and external professional fees associated with Sarbanes-Oxley compliance. The quarter also included a favorable $44 million (21 cents per share) tax adjustment related to the settlement of prior-year tax liabilities.
     The company anticipates continued year-over-year gains in operating performance in the fourth quarter, however the rate of those gains is expected to be less than in the third quarter.

Business Segments
     Third quarter total segment operating income was $330 million, an increase of 21.3 percent compared to $272 million in the 2004 period. All of Goodyear’s tire business units reported higher segment operating income compared to the year-ago period.
     See the note at the end of this release for further explanation and a reconciliation table.

North American Tire	Third Quarter		Nine Months
(in millions)	2005	2004	2005	2004
Tire Units	26.6	26.6	77.2	77.1
Sales	$2,370	$2,257	$6,804	$6,366
Segment Operating Income	58	27	124	44
Segment Operating Margin	2.4%	1.2%	1.8%	0.7%
     North American Tire’s sales were a record for any quarter, increasing 5 percent compared to the 2004 period. Sales were positively affected by favorable pricing and product mix, and the continued success of Goodyear’s strategy to focus on the higher-margin segments of the replacement market.
     Third quarter segment operating income more than doubled compared to the 2004 period due to improved pricing and product mix. The quarter was adversely affected by higher raw material costs, estimated at $80 million, and $10 million in costs related to the hurricanes.

European Union Tire	Third Quarter		Nine Months
(in millions)	2005	2004	2005	2004
Tire Units	16.2	15.8	48.1	47.5
Sales	$1,131	$1,085	$3,507	$3,256
Segment Operating Income	80	68	272	195
Segment Operating Margin	7.1%	6.3%	7.8%	6.0%
     European Union Tire’s sales increased 4.2 percent for a third quarter record due primarily to improved pricing and product mix as well as higher volume in the consumer replacement and commercial original equipment markets. The company estimates currency translation had a negative effect on sales of approximately $11 million.
     Segment operating income increased 17.6 percent to a third-quarter record primarily due to improved pricing and product mix. These actions offset rising raw material costs, estimated at $13 million.

Eastern Europe, Middle
East, and Africa Tire	Third Quarter		Nine Months
(in millions)	2005	2004	2005	2004
Tire Units	5.4	5.2	14.9	14.4
Sales	$394	$344	$1,076	$928
Segment Operating Income	64	60	160	148
Segment Operating Margin	16.2%	17.4%	14.9%	15.9%
     Eastern Europe, Middle East and Africa Tire’s sales were a record for any quarter and up 14.5 percent compared to the third quarter of 2004 due to improved pricing and product mix, and to volume increases in replacement markets. The company estimates currency translation had a positive impact on sales of approximately $11 million in the third quarter.
     Segment operating income was a record for any quarter, and represented a 6.7 percent improvement over 2004. This gain was due to improved pricing and product mix, particularly in premium brands. Segment operating income also benefited from higher volume and favorable currency translation of approximately $3 million. These offset higher raw material costs, estimated at $8 million, and higher manufacturing costs.

Latin American Tire	Third Quarter		Nine Months
(in millions)	2005	2004	2005	2004
Tire Units	5.0	4.9	15.4	14.5
Sales	$372	$316	$1,101	$910
Segment Operating Income	77	64	241	187
Segment Operating Margin	20.7%	20.3%	21.9%	20.5%
     Latin American Tire’s sales increased 17.7 percent to a third quarter record due to the favorable impact of currency translation, improved pricing and product mix, and higher volume. Currency translation had a favorable impact of approximately $37 million on the quarter’s results.
     Segment operating income was a third quarter record and an increase of 20.3 percent due to improved pricing and product mix, higher volume, and approximately $24 million from the favorable impact of currency translation. These factors offset higher raw material costs, estimated at $29 million, and higher manufacturing costs.

Asia/Pacific Tire	Third Quarter		Nine Months
(in millions)	2005	2004	2005	2004
Tire Units	5.2	4.9	15.1	14.6
Sales	$356	$319	$1,065	$970
Segment Operating Income	24	19	63	44
Segment Operating Margin	6.7%	6.0%	5.9%	4.5%

     Asia/Pacific Tire’s sales increased 11.6 percent for a third quarter record due to higher volume, favorable currency translation, and improved pricing and product mix. The impact of currency translation is estimated at approximately $14 million.
     Segment operating income was a third quarter record and increased 26.3 percent in the quarter as a result of improved pricing and product mix and higher volume, offset in part by higher raw material costs, estimated at $11 million.

Engineered Products	Third Quarter		Nine Months
(in millions)	2005	2004	2005	2004
Sales	$407	$379	$1,236	$1,091
Segment Operating Income	27	34	78	89
Segment Operating Margin	6.6%	9.0%	6.3%	8.2%
     Engineered Products’ sales in the third quarter of 2005 increased 7.4 percent to a new third quarter record due to improved pricing and product mix, as well as favorable currency translation of approximately $11 million. The quarter was marked by growing demand in the industrial products and automotive replacement markets, which more than offset weakness in the military businesses.
     Segment operating income decreased 20.6 percent due to higher manufacturing costs, increasing raw material costs, and higher expense related to bad debt and freight costs. These factors more than offset higher volume and improvements in pricing and product mix.
Year-to-Date Results
     Net income for the first nine months of 2005 was $279 million ($1.39 per share) compared to a net loss of $10 million (6 cents per share) during the year-ago period.
     Sales for the first nine months of 2005 were a record $14.8 billion, an increase of 9.4 percent from $13.5 billion in the 2004 period. Tire unit volume was 170.7 million units, up 1.5 percent from a year ago.
     Segment operating income reached $938 million, a 32.7 percent increase compared to the first nine months of 2004.
Conference Call
     Goodyear will hold an investor conference call at 10 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call will be Keegan, Richard J. Kramer, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, business development, and treasurer.
     Shareholders, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay of the conference call will be available at 2 p.m. tomorrow by calling (706) 634-4556. The call replay will also remain available on the Web site.
     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs about 75,000 people worldwide.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004, Form 8-K filed on June 20, 2005 containing revised segment information, and Form 10-Q for the quarter ended September 30, 2005. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Income (Loss)(unaudited)

(In millions, except per share)	Third Quarter		Nine Months
	Ended Sept. 30		Ended Sept. 30
	2005	2004	2005	2004
Net Sales	$5,030	$4,700	$14,789	$13,521
Cost of Goods Sold	4,008	3,750	11,772	10,816
Selling, Administrative and General Expense	707	703	2,139	2,079
Rationalizations	9	29	(4)	63
Interest Expense	103	95	306	268
Other (Income) Expense	(35)	38	(5)	117
Minority Interest in Net Income of Subsidiaries	25	18	79	43

Income before Income Taxes	213	67	502	135
United States and Foreign Taxes on Income	71	29	223	145

Net Income (Loss)	$142	$38	$279	$(10)

Net Income (Loss) Per Share of Common Stock — Basic	0.81	$0.22	$1.59	$(0.06)

Average Shares Outstanding	176	175	176	175
Net Income (Loss) Per Share of Common Stock — Diluted	$0.70	$0.20	$1.39	$(0.06)

Average Shares Outstanding	209	207	209	175

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions)	Sept. 30	Dec. 31
	2005	2004
Assets

Current Assets:
Cash and Cash Equivalents	$1,662	$1,968
Restricted Cash	215	152
Accounts and Notes Receivable, less allowance — $137 ($144 in 2004)	3,712	3,408
Inventories	2,894	2,785
Prepaid Expenses and Other Current Assets	268	300

Total Current Assets	8,751	8,613
Other Assets	492	669
Goodwill	661	720
Other Intangible Assets	154	163
Deferred Income Taxes	83	83
Deferred Pension Cost	919	830
Properties and Plants, less Accumulated Depreciation — $7,890 ($7,836 in 2004)	5,179	5,455

Total Assets	$16,239	$16,533

Liabilities
Current Liabilities:
Accounts Payable — Trade	$1,859	$1,970
Compensation and Benefits	1,084	1,029
Other Current Liabilities	575	741
United States and Foreign Taxes	331	271
Notes Payable	252	221
Long Term Debt and Capital Leases due within one year	252	1,010

Total Current Liabilities	4,353	5,242
Long Term Debt and Capital Leases	4,944	4,449
Compensation and Benefits	4,989	5,036
Deferred and Other Non-Current Income Taxes	385	406
Other Long Term Liabilities	440	481
Minority Equity in Subsidiaries	832	846

Total Liabilities	15,943	16,460
Commitments and Contingent liabilities
Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 300 shares, Outstanding Shares — 176 (176 in 2004) after deducting 19 Treasury Shares (20 in 2004)	176	176
Capital Surplus	1,397	1,392
Retained Earnings	1,349	1,070
Accumulated Other Comprehensive Income (Loss)	(2,626)	(2,565)

Total Shareholders’ Equity	296	73

Total Liabilities and Shareholders’ Equity	$16,239	$16,533

Total Segment Operating Income Reconciliation Table (unaudited)

(In millions)	Third Quarter		Nine Months
	Ended Sept. 30		Ended Sept. 30
	2005	2004	2005	2004
Total Segment Operating Income	$330	$272	$938	$707
Rationalizations and Gains (Losses) on Asset Sales	19	(28)	45	(57)
Interest Expense	(103)	(95)	(306)	(268)
Foreign Currency Exchange	(8)	(10)	(19)	(14)
Minority Interest in Net Income of Subsidiaries	(25)	(18)	(79)	(43)
Financing Fees and Financial Instruments	(10)	(29)	(99)	(90)
General and Product Liability — Discont. Products	—	(8)	(4)	(25)
Recovery (Expenses) for Fire Loss Deductibles	—	—	14	(12)
Professional Fees Associated with Restatement	—	(3)	(2)	(27)
Environmental Insurance Recoveries	9	—	29	—
Other	1	(14)	(15)	(36)

Income before Income Taxes	213	67	502	135
United States and Foreign Taxes on income	71	29	223	145

Net Income (Loss)	$142	$38	$279	$(10)

Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s strategic business units (“SBUs”) and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”